news                                                           UNIT CORPORATION
-------------------------------------------------------------------------------
                                 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                       Telephone 918 493-7700, Fax 918 493-7711



                               Contact:     David T. Merrill
                                            Chief Financial Officer
                                            and Treasurer
                                            (918) 493-7700


For Immediate Release...
May 3, 2005



               UNIT CORPORATION REPORTS 2005 FIRST QUARTER RESULTS


     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the three months ended March 31, 2005. Consolidated net income and earnings per share for the first quarter of 2005 increased 98% to $30.7 million and 97% to $0.67, respectively, compared to the first quarter of 2004. Total revenue for the first quarter of 2005 was $171.6 million, a 69% improvement over the first quarter of 2004. Both revenue and net income are all-time quarterly records for Unit. The improvement in revenue and net income was attributable to increases in the number of drilling rigs utilized and dayrates, as well as increases in the production of oil and natural gas and the prices received for those commodities. Drilling rig utilization averaged
99.3 drilling rigs operating during the first quarter of 2005 versus 81.7 drilling rigs operating during the same quarter of 2004. Unit's drilling rig fleet currently stands at 102 operational drilling rigs. Unit's oil and natural gas production increased to 9.3 billion cubic feet of equivalent natural gas
(Bcfe), a 23% increase over the comparative quarter of 2004.

UNIT DRILLING RESULTS
     Contract drilling revenues increased 53% between the comparative quarters to $96.7 million, due to an increase in dayrates and the number of drilling rigs utilized. Drilling rig rates for the first quarter averaged $10,253 per day, 24% higher than the comparable quarter of 2004. Contract drilling operating margins per drilling rig averaged $3,721 per day in the first quarter of 2005. Operating margins for the first quarter were favorably impacted by increases in dayrates and partially offset by increases in labor costs. Average drilling rig utilization in the first quarter of 2005 was 99.3 drilling rigs, up 22% from

2004's first quarter. In January 2005, Unit placed into service its 101st drilling rig and acquired two drilling rigs, its 102nd and 103rd rigs, as well as spare parts, inventory, drill pipe and other major components when it acquired a subsidiary of Strata Drilling LLC. Unit's 103rd and 104th rigs, which are under construction and committed to a customer, should be fully operational during the second quarter of 2005. Unit also has a 105th rig under construction which should be operational by the end of the third quarter. Currently, Unit has 102 operational drilling rigs, 101 of which are contracted and 98 are operating.


UNIT PETROLEUM RESULTS
     First quarter production for Unit's oil and natural gas operations was 280,000 barrels of oil and 7,653 million cubic feet (MMcf) of natural gas, a 23% equivalent Mcf increase over the first quarter of 2004. Revenues for the first quarter were $56.9 million or 50% higher than 2004's first quarter. The increase in revenue was due to higher oil and natural gas prices and production.
     Average natural gas prices received during the first quarter of 2005 increased 16% to $5.69 per thousand cubic feet (Mcf) compared to $4.90 per Mcf during the first quarter of 2004. The average oil price received was $44.56 per barrel in the first quarter of 2005 compared to $30.63 per barrel in the first quarter of 2004, a 45% increase.
     During the first quarter of 2005, Unit completed 26 wells with a success rate of 92% compared to completing 34 wells with a 79% success rate for the first quarter of 2004. Unit also had 11 wells in progress at the end of the first quarter of 2005. Unit plans to drill approximately 220 to 230 wells during 2005.
     On May 2, 2005, Unit signed a letter of intent to acquire approximately
14.5 Bcfe of proved oil and natural gas reserves. The properties are located in Oklahoma and currently produce 2.5 MMcfe per day. The acquisition will have an effective date of April 1, 2005 and is expected to close in June.


SUPERIOR PIPELINE RESULTS
     On July 29, 2004, Unit purchased the 60% of Superior Pipeline Company LLC that it did not already own for $19.8 million. The operations of Superior Pipeline and Unit's previously existing gas gathering activities are reflected in the gas gathering and processing segment. Before this acquisition, Unit's 40% interest in the operations of Superior Pipeline was shown as equity in earnings of unconsolidated investments.
     Superior Pipeline is a mid-stream company engaged primarily in the purchasing, gathering, processing and treating of natural gas. The company operates one natural gas treatment plant, owns three processing plants, 32 active gathering systems and 440 miles of pipeline.

     For the first quarter of 2005, Superior Pipeline gathered 107,254 MMBtu's of natural gas per day and processed 30,336 MMBtu's per day.



MANAGEMENT COMMENTS
     "We are pleased with our results for the first quarter of 2005," said Larry Pinkston, Chief Executive Officer and President. "The activity in our contract drilling operations continues to improve as customer demand continues to increase. Our drilling rig fleet continues to operate at nearly 100% utilization. We expect this level of demand to continue during 2005. We plan to aggressively drill 220 to 230 wells in our exploration and production division during 2005, up approximately 30% over 2004. The oil and natural gas properties we are acquiring will be a good fit with our core areas of production. Long-term debt decreased to $78.0 million, leaving us with a conservative 11% debt to capitalization ratio. We are optimistic about the outlook for Unit Corporation in 2005 and believe this will be a year of continuing growth for the company."


WEBCAST
     Unit will webcast its first quarter earnings conference call live over the Internet on May 3, 2005 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, oil and gas reserve information, anticipated production rates from company wells, anticipated gas gathering and processing rates, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.

                                Unit Corporation
                  Selected Financial and Operations Highlights
               (In thousands except per share and operations data)



                                                           Three Months Ended
                                                               March 31,
                                                           2005         2004
-------------------------------------------------------------------------------
Statement of Income:

   Revenues:
       Contract drilling                                $  96,681    $  63,214
       Oil and natural gas                                 56,864       37,990
       Gas gathering and processing                        18,230           30
       Other                                                 (195)         376
                                                        ----------   ----------
               Total revenues                             171,580      101,610
                                                        ----------   ----------
   Expenses:
       Contract drilling:
           Operating costs                                 63,431       46,556
           Depreciation                                     9,610        7,464
       Oil and natural gas:
           Operating costs                                 12,413        9,632
           Depreciation, depletion and amortization        14,432       10,177
       Gas gathering and processing:
           Operating costs                                 16,834           15
           Depreciation                                       638           17
       General and administrative                           3,971        2,771
       Interest expense                                       687          417
                                                        ----------   ----------
               Total expenses                             122,016       77,049
                                                        ----------   ----------
   Income Before Income Taxes                              49,564       24,561
                                                        ----------   ----------
   Income Tax Expense:
       Current                                              9,417          571
       Deferred                                             9,417        8,763
                                                        ----------   ----------
               Total income taxes                          18,834        9,334
                                                        ----------   ----------
   Equity in Earnings of Unconsolidated Investments,
     Net of Income Tax                                        ---          280
                                                        ----------   ----------

   Net Income                                           $  30,730    $  15,507
                                                        ==========   ==========

   Net Income Per Common Share:
       Basic                                            $    0.67    $    0.34
       Diluted                                          $    0.67    $    0.34

   Weighted Average Common Shares Outstanding:
       Basic                                               45,800       45,671
       Diluted                                             46,050       45,859

                                                   March 31,     December 31,
                                                     2005           2004
-----------------------------------------------------------------------------
Balance Sheet Data:
    Current assets                               $   128,716    $   118,601
    Total assets                                 $ 1,066,223    $ 1,023,136
    Current liabilities                          $    96,735    $    77,176
    Long-term debt                               $    78,000    $    95,500
    Other long-term liabilities                  $    37,555    $    37,725
    Deferred income taxes                        $   213,965    $   204,466
    Shareholders' equity                         $   639,968    $   608,269


                                                     Three Months Ended
                                                          March 31,
                                                     2005           2004
-----------------------------------------------------------------------------
Statement of Cash Flows Data:
    Cash Flow From Operations before Changes
      in Working Capital (1)                     $    66,267    $    42,311
    Net Change in Working Capital                    (10,373)           301
                                                 ------------   ------------
    Net Cash Provided by Operating Activities    $    55,894    $    42,612
                                                 ============   ============
    Net Cash Used in Investing Activities        $   (45,000)   $  (122,951)
    Net Cash Provided by (Used in) Financing
      Activities                                 $   (11,089)   $    80,118


                                                      Three Months Ended
                                                           March 31,
                                                      2005           2004
-----------------------------------------------------------------------------
Contract Drilling Operations Data:

    Rigs Utilized                                       99.3           81.7
    Operating Margins (2)                                34%            26%
    Operating Profit Before
      Depreciation (2) ($MM)                     $      33.3    $      16.7

Oil and Natural Gas Operations Data:

    Production
        Oil - MBbls                                      280            215
        Natural Gas - MMcf                             7,653          6,294
    Average Prices
        Oil -- Bbl                               $     44.56    $     30.63
        Natural Gas - Mcf                        $      5.69    $      4.90
    Operating Profit Before
      DD&A (2) ($MM)                             $      44.5    $      28.4

Gas Gathering and Processing Operations Data:

    Gas gathered - MMBtu/day                         107,254         12,637
    Gas processed - MMBtu/day                         30,336             64

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(1) Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by taking operating profit divided by segment revenue.